Exhibit 99.2

FIRST QUARTERLY REPORT

MARCH 2005

[LOGO] The First of Long Island
The First of Long Island Corporation

Dear Stockholder

                I am happy to report that for the first quarter of 2005 earnings per share were $.76, an increase of 7% over the $.71 earned for the corresponding quarter last year. Earnings growth was partially attributable to the Corporation’s Share Repurchase Program. When compared to the same quarter last year, earnings per share for the current quarter were positively impacted by the large volume of shares purchased during the fourth quarter of 2004 and thus far this year. Purchases during those periods amounted to 140,659 and 58,659 shares, respectively.

                Net income for the current quarter was $3,042,000 as compared to $2,974,000 for the corresponding quarter last year, representing an increase of 2.3%. The largest contributors to the increase in first quarter net income were a real estate tax recovery of $283,000, the impact of tax planning strategies and a reduction of income taxes accrued with respect to the Corporation’s investment subsidiary. Earnings for the first quarter of 2005 include net security losses of $162,000, while earnings for the same quarter last year include net security gains of $93,000.

                As of March 31, 2005, total assets were $957,682,000 as compared to $917,778,000 at December 31, 2004, representing an increase of $39,904,000, or 4.3%. Additionally, as of March 31, 2005, total deposits were $803,478,000 as compared to $771,250,000 at December 31, 2004, representing an increase of $32,228,000, or 4.2%.

                Although both earnings per share and net income increased for the first quarter of 2005, net interest income from the Corporation’s core banking business declined by $99,000. One reason for the decline was that the Corporation reduced the average maturity of its investment portfolio in the latter half of 2004 to better position itself for increases in intermediate and longer-term interest rates. Another reason is that short-term interest rates increased during the latter half of 2004 and thus far this year, driving up our cost of deposits and borrowings.

                The Corporation finds itself in a more challenging environment than the last fiscal year. The current interest rate environment and increased competition have put more pressure on the Corporation’s ability to grow deposits. Despite these challenges, we feel positive about our long-term growth potential.

                We plan on opening a full-service branch in Merrick, New York later this year, and have high expectations for our success at this location. We continue to explore other markets in which to expand, and we remain confident in our ability to continue to provide excellent “personal” service to our customers and friends.

                Please continue to contact me with your thoughts and concerns. I enjoy our conversations and look forward to future opportunities to say hello.

/s/ Michael N. Vittorio
Michael N. Vittorio
President and Chief Executive Officer

[LOGO] The First of Long Island
The First of Long Island Corporation

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Financial Highlights

BALANCE SHEET INFORMATION

	3/31/05	12/31/04

	(in thousands)

Total Assets	$957,682	$917,778
Net Loans	345,955	339,629
Investment Securities	546,616	532,113
Checking Deposits	305,168	298,049
Savings and Time Deposits	498,310	473,201
Total Stockholders’ Equity	88,981	90,240

INCOME STATEMENT INFORMATION

	Three Months Ended

	3/31/05	3/31/04

	(in thousands, except per share data)

Net Interest Income	$8,466	$8,565
Provision For Loan Losses	150	100

Net Interest Income After Loan Loss Provision	8,316	8,465

Noninterest Income	1,689	1,559
Noninterest Expense	6,225	6,031

Income Before Income Taxes	3,780	3,993
Income Tax Expense	738	1,019

Net Income	$3,042	$2,974

Earnings Per Share:
Basic	$.77	$.73
Diluted	$.76	$.71
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        This quarterly report contains “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Act of 1934. Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe”. The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and therefore actual results could differ materially from those contemplated by the forward-looking statements. In addition, the Corporation assumes no duty to update forward-looking statements.

        For more detailed financial information please see the Corporation’s Form 10-Q for the quarterly period ended March 31, 2005. The Form 10-Q will be available on or before May 10, 2005 and can be obtained from our Finance Department located at 10 Glen Head Road, Glen Head, New York 11545, or you can access Form 10-Q by going to our website at www.fnbli.com and clicking on “About Us”, then clicking on “SEC Filings”, and then clicking on “Corporate SEC filings.”

Visit our website at
www.fnbli.com

[LOGO] The First of Long Island
The First of Long Island Corporation

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Full Service Offices

10 Glen Head Road
Glen Head, NY  11545
(516) 671-4900

7 Glen Cove Road
Greenvale, NY  11548
(516) 621-8811

253 New York Avenue
Huntington, NY  11743
(631) 427-4143

108 Forest Avenue
Locust Valley, NY  11560
(516) 671-2299

711 Fort Salonga Road
Northport, NY  11768
(631) 261-4000

209 Glen Head Road
Old Brookville, NY  11545
(516) 759-9002

310 Merrick Road
Rockville Centre, NY  11570
(516) 763-5533

130 Mineola Avenue
Roslyn Heights, NY  11577
(516) 621-1900

800 Woodbury Road, Suite M
Woodbury, NY 11797
(516) 364-3434

Commercial Banking Offices

30 Orville Drive
Bohemia, NY  11716
(631) 218-2500

60 E. Industry Court
Deer Park, NY  11729
(631) 243-2600

22 Allen Boulevard
Farmingdale, NY  11735
(631) 753-8888

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2091 New Highway
Farmingdale, NY  11735
(631) 454-2022

1050 Franklin Avenue
Garden City, NY  11530
(516) 742-6262

536 Northern Boulevard
Great Neck, NY  11021
(516) 482-6666

330 Motor Parkway
Hauppauge, NY  11788
(631) 952-2900

106 Old Country Road
Hicksville, NY  11801
(516) 932-7150

3000 Marcus Avenue
Lake Success, NY  11042
(516) 775-3133

194 First Street
Mineola, NY  11501
(516) 742-1144

200 Jericho Turnpike
New Hyde Park, NY  11040
(516) 328-3100

133 E. Merrick Road
Valley Stream, NY 11580
(516) 825-0202

Manhattan Commercial Banking Offices

232 Madison Avenue
New York, NY 10016
(212) 213-8111

225 Broadway, Suite 703
New York, NY 10007
(212) 693-1515

1501 Broadway, Suite 301
New York, NY 10036
(212) 278-0707

Investment Management Division

800 Woodbury Road, Suite M
Woodbury, NY  11797
(516) 364-3436

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